Exhibit 99.1

       Hub International Announces New Roles for Key Executives

    CHICAGO--(BUSINESS WIRE)--Jan. 22, 2004--Hub International Limited (NYSE:HBG) and (TSX:HBG) today announced that several of its senior managers have taken on new responsibilities in a redeployment aimed at accelerated growth.
    Martin P. Hughes, Hub's Chairman and Chief Executive Officer, said the changes are part of an ongoing effort to adapt corporate management approaches to the rapidly increasing size of the insurance broker's operations. In the four years ended December 31, 2002, Hub posted a 54% compounded growth rate for revenues, as a result of both internal growth and an active acquisition program. Through the first nine months of 2003, revenue grew at a 33% rate in comparison to the prior year.
    "As we grow and evolve, it's important to adjust and upgrade our management systems and increase the resources we make available to our subsidiaries," Hughes said. "The appointments we are announcing today will increase the total level of support available to all our hubs as we collectively pursue our growth plans."
    Richard Gulliver, President, will assume ultimate leadership of the company's acquisition program, a core component of Hub's growth strategy. In this effort, he will work with Michael Sabanos, Hub's Director of Mergers & Acquisitions, and will be dedicating 100% of his time to his new role.
    Bruce Guthart will be leaving his position as President of Hub's Kaye Group, based in New York, and in addition to his position as Hub's President of U.S. Operations, will take on the Chief Operating Officer position from Gulliver, enabling Gulliver to focus exclusively on acquisitions. Craig Barton will remain President of Canadian Operations, reporting to Bruce Guthart, and continue in his role as President of Barton Insurance.
    Larry Lineker, President of Hub's TOS Insurance Services Ltd. subsidiary in Vancouver, will assume the newly created role of Chief Sales Officer, with responsibility for directing Hub's overall sales initiative, a core component of the company's growth plan.
    Hughes said the new appointments will take effect immediately. Hughes noted that the changes resulted from an ongoing review of operations and organization by Hub's management committee, which includes the presidents of the company's regional hubs and members of corporate management. The committee meets regularly to consider new ways to coordinate and improve ongoing operations and organization.
    "This is a fluid process of change and is part of our continuing effort to upgrade Hub's contribution of resources and management to its subsidiaries," Hughes said. "We will continue to consider other initiatives to build the organization, increase our value to shareholders and clients, and create new career growth opportunities for our employees."

    Headquartered in Chicago, IL, Hub International is a leading North American insurance brokerage that provides a broad array of property and casualty, life and health, employee benefits, investment and risk management products and services through offices located in the United States and Canada.


    CONTACT: Hub International Limited
             Media Contact:
             Martin P. Hughes, 312-279-4600
             mhughes@hubinternational.com
             or
             Rosenbaum Advisors
             Investor Contact:
             Michael Rosenbaum, 847-749-1010
             michael@rosenbaumadvisors.com